United states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2017 sustainable petroleum group inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54875	000-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2316 Pine Ridge Road, 383 Naples, Florida	34109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 239-316-4593

Blue spa incorporated 403 E. Commerce Street, San Antonio, Texas, 78205
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Sustainable Petroleum Group Inc.	Page 2

Information to be included in report

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 13, 2017 Christian Winzenried consented to and was appointed the President and the Chief Executive Officer of Sustainable Petroleum Group Inc. (“SPGX”) by the board of directors.

Also, on February 13, 2017 Stefan Mühlbauer consented to and was appointed the Chief Communications Officer of SPGX by the board of directors.

Also, on February 13, 2017 both Christian Winzenried and Stefan Mühlbauer consented to and were appointed as additional directors of SPGX, by consent resolutions of the board of directors.

The board of directors and management of SPGX currently consists of Christian Winzenried as a director and as the President and Chief Executive Officer of SPGX, Suha Hächler as a director and as the Chief Financial Officer, the Treasurer, and the Corporate Secretary of SPGX, Stefan Mühlbauer as a director and as the Chief Communications Officer of SPGX, and Dr. Philip Grothe as a director of SPGX.

Christian Winzenried (55 years old) has been the President and Chief Executive Officer of SPGX and a director of SPGX since February 2017. During the past five years, Mr. Winzenried has been an entrepreneur and executive officer in several companies, including zeb/, a European management consultancy company in the finance sector where he was responsible for the development of business projects in the regional markets of Germany, Switzerland and Austria. As well, for more than 20 years, Mr. Winzenried has taught IT Management, Quality Management Systems, Business Development, Marketing, Leadership, HRM, and SME Startup Founding processes at several Business Management Schools. Mr. Winzenried holds a CAS in Enterpreneural Leadership SMEs from the University of Applied Sciences and Arts North-western Switzerland FHNW, a Master in Science - B.A. in MIS/IT of the University of Wales and GSBA/CEIBS, a Diploma in economics computer science, and is also internationally certified in ITIL (IT Service Management) and IPMA (Project- and Process Management) and certified for service marketing and international marketing at the Law and Economics Faculty of the University of Berne.

Suha Hächler (68 years old) has been the Chief Financial Officer, the Treasurer, and the Corporate Secretary of SPGX since July 2016 and a director of SPGX since August 2016. During the past five years, Mr. Hächler has been an entrepreneur and executive officer in several companies, including Xerox AG, where he was involved with the development and implementation of the printing systems. Mr. Hächler is currently teaching business management consultancy at the international school Gustav Käser in Switzerland and also studied economics at the international school HSG St. Gallen in Switzerland.

Dr. Philip Grothe (42 years old) has been a director of SPGX since January 2017 and was the President and Chief Executive Officer of SPGX and from January 2017 to February 2017. During the past five years, Dr. Grothe has been the CEO of alimex Group since 2014. Prior to joining alimex he was partner and shareholder of Simon, Kucher & Partners, a top management consultancy focusing on strategy, marketing, pricing and sales. Dr. Grothe started his career at Deloitte Consulting where he worked as a manager and project leader in numerous marketing and sales projects. He graduated in Economics and obtained his PhD in Strategic Management.

Stefan Mühlbauer (38 years old) has been the Chief Communications Officer of SPGX and a director of SPGX since February 2017. During the past five years, Mr. Mühlbauer has served as CEO of Arma Communications Inc, a business development and marketing Agency in Naples, Florida since 2013. Additionally Mr. Mühlbauer serves as managing partner for Eagle Run Capital Inc. Previously, Mr. Mühlbauer held positions with some investment banks in Europe. Mr. Mühlbauer was the Chief Operating Officer at Silvia Quandt & Cie AG where he was responsible for building up the institution’s research and corporate finance activities. Mr. Mühlbauer received his degree in Finance from the University of Miami.

SPGX does not have any committees, and therefore no directors or officers have served or do serve on any committees, other than the audit committee, which the four directors currently are members. Dr. Grothe did not resign as the President or Chief Executive Officer as a result of any disagreement with SPGX.

During the past three years, none of the current directors or officers have served as a director of any listed companies.

There is no family relationship among the directors or officers of SPGX.

During the last two years, there has been no transaction or proposed transaction that SPGX was or is a party to in which any of the current directors or officers had or is to have a direct or indirect material interest.

SPGX has not entered into any material plan, contract, or arrangement (whether or not written) with any of any of current directors or officers.

Form 8-K	Sustainable Petroleum Group Inc.	Page 3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sustainable Petroleum Group Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

SUStainable petroleum group inc.

Dated: February 17, 2017	By:	/s/ Christian Winzenried
Christian Winzenried – President & CEO